Exhibit 10.18

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (“Agreement”) is entered into this 23rd day of March, 1992 between Armstrong Ventures, Inc., a Delaware corporation (“AVI”) and Worthington Ventures, Inc., a Delaware corporation (“WVI”).

R E C I T A L S:

WHEREAS, AVI and WVI desire to form a joint venture to produce and sell grid and related items for suspended ceiling systems (“Grid”).

NOW, THEREFORE, in consideration of the understandings and agreements hereinafter set forth, the parties hereto mutually agree as follows:

ARTICLE 1

Formation of Joint Venture

1.1. Establishment of Joint Venture. AVI and WVI hereby establish an unincorporated Joint Venture to carry on, as owners, a business for profit for the purposes set forth below. The Joint Venture shall be established and conducted as a general partnership pursuant to the Uniform Partnership Act as adopted in the state of Delaware (hereinafter referred to as the “General Partnership Law”) with AVI and WVI as sole and equal partners; provided, however, in the case of any conflict between the provisions of the Agreement and the General Partnership Law, the provisions of this Agreement shall control.

1.2. Name. The Joint Venture shall operate under the name of “Armstrong/Worthington Venture”, or such other name as to which the Members may mutually agree.

1.3. Office. The principal office of the Joint Venture shall be located at such location as the Board of Directors may designate.

1.4. Purpose of the Joint Venture. The purpose of the Joint Venture shall be to construct, equip and operate one or more facilities for the production and sale of Grid worldwide.

1.5. Ownership. Except as otherwise agreed to in writing by the Members, AWI and WVI shall each have a 50% interest in the Joint Venture.

1.6. Term. The Joint Venture shall continue in existence for an initial term expiring as of December 31, 2001 (the “Initial Term”), unless either: earlier terminated pursuant to Article 11 hereof; or extended by mutual written agreement of the Members. If neither Member elects to terminate the Joint Venture at the end of the Initial Term, the term of the Joint Venture shall be extended from three year period to three year period (i.e. the first extension will end December 31, 2004 and if not then terminated, the second extension will end December 31, 2007, etc.) unless terminated pursuant to Article 11 hereof, or otherwise extended by mutual written agreement of the Members. Except as provided in Article 10 or Article 11 hereof, neither Member shall withdraw from the Joint Venture for any reason during the Initial Term of the Joint Venture and any extension thereof, without obtaining the prior written consent of the other Member.

1.7. Transferability of Interest. Except as provided in Article 10 hereof, neither Member shall transfer, sell, assign, pledge, hypothecate, give, or otherwise dispose of all or any portion of its interest in the Joint Venture without the prior written approval of the other Member,

1.8. Organizational Costs. Except as otherwise agreed by the Members, all costs incurred by a Member in connection with the establishment of the Joint Venture shall be borne by the Member incurring such costs.

1.9. Effective Date. The contributions of the Members’ Current Grid Businesses shall be made to be effective as of June 1, 1992 (the “Effective Date”), which shall be the date the Joint Venture commences its Grid Business.

ARTICLE 2

Combining Existing Businesses

2.1. Items to be Contributed. The Members shall contribute their Current Grid Businesses to the Venture as described below as of the Effective Date.

2.1.1. Machinery and Equipment. WVI and AVI shall contribute to the Venture all the Machinery and Equipment, used in their Current Grid Businesses as shown on Exhibits 2.1.1A and 2.1.1B respectively. The Grid Machinery and Equipment to be contributed by AVI shall include the Machinery and Equipment Armstrong has on order and the Machinery and Equipment not on order but for which funding has been approved by Armstrong, both as shown on Exhibit 2.1.1C, and Armstrong (and not the Joint Venture) shall be responsible for making full payment for such Machinery and Equipment. Furniture related solely to the Current Grid Businesses of each Member will also be contributed.

2.1.2. Inventory. AVI and WVI shall contribute to the Venture all of the useable inventory related to the Current Grid Businesses, including supplies, raw materials, work-in-process and finished goods. The Members shall agree upon a method of determining what inventory will be useable by the Venture. The parties agree that the fair market value of any item of finished goods inventory being contributed by either Member shall be equal to 80% of the average current selling price to existing customers for such item and any raw material will be valued at cost. The Members shall also agree upon a fair valuation for each other item of inventory being contributed to the Venture. The Members shall determine the aggregate value of the inventory being contributed by AVI and of the inventory being contributed by WVI as of the Effective Date, and shall take physical inventory if needed. The Members shall prepare a Schedule showing the amount of useable inventory, by category and product, contributed by each Member to the Joint Venture as of the Effective Date.

In order to equalize the value of the inventory being contributed, the Member contributing inventory with a lesser aggregate value (the “Lesser Inventory Member”) shall make a capital contribution, in cash, to the Joint Venture in the amount by which the aggregate agreed upon value of the inventory being contributed by the Lesser Inventory Member is less than the aggregate agreed upon value of the inventory being contributed by the other Member (the “Inventory Difference”). As used herein, such cash payment shall be referred to as the “Inventory Equalization Contribution,” and shall be paid to the Joint Venture within 15 days after the amount is determined.

As an alternative to the foregoing paragraph, if the Members mutually agreed, the Lesser Inventory Member will pay to the other Member 50% of the amount of the Inventory Difference, which payment shall be made within 15 days after the amount is determined. If this alternative is agreed to, the amount of the inventory so purchased from the other Member shall be considered as a contribution to the Venture by the Lesser Inventory Member so that the total amount of inventory contributed by each Member shall be equal.

2.1.3. Trademarks, Patents and Proprietary Information. AVI and WVI shall contribute to the Venture all of the Trademarks and Patents and all inventions, formula, trade secrets, manufacturing processes, know-how and other similar intellectual property rights and proprietary information relating to their Current Grid Businesses; provided, however, that both National and Armstrong shall be entitled to retain their corporate names. The above provisos notwithstanding, however, the Joint Venture shall be entitled to use the Armstrong name and trademark and any derivations thereof (royalty free) in connection with the manufacture and sale of its Grid. AWI and the Venture shall enter into a License Agreement, substantially in the form of Exhibit 2.1.3 (the “License Agreement”), with respect to the use of the “Armstrong” name and trademark.

2.1.4. Purchase Orders, Records, Etc. AVI and WVI shall contribute to the Venture, all books, records, purchase orders, sales orders, memos, correspondence, customer files and lists, computer software, designs, drawings, engineering data and similar intangible assets and proprietary information relating to their Current Grid Businesses; provided, however, that excluded from such items shall be any items which also relate to a business of the Member Group other than the Current Grid Business, but the Member shall contribute the portion of those items which are easily divisible from the information or items beneficial to the other business of the Member Group. The above notwithstanding, the Venture may elect not to assume any contractual obligations which it does not wish to assume.

2.2. Items to be Retained by Members or their Affiliates.

2.2.1. Cash. National and Armstrong shall retain all cash relating to their Current Grid Businesses.

2.2.2. Accounts Receivable. National and Armstrong shall retain all of the accounts receivable relating to their Current Grid Businesses existing as of the Effective Date, and shall be responsible for collecting such accounts. The above notwithstanding, the Venture will provide reasonable assistance to Armstrong and National, at no charge, in collecting such accounts receivable.

2.2.3. Land and Buildings. Each Member Group will retain all of its existing land and buildings and Fixtures relating thereto (excluding trade fixtures used in the manufacturing process of the Current Grid Business) even if used for their Current Grid Businesses. Furniture will be retained by the Member Groups unless it is used solely in the Member’s Current Grid Business. If the Venture elects to continue manufacturing at current locations, the Venture shall lease any land and buildings currently used by Armstrong or National in their Current Grid Businesses at a fair market value per square foot. Separate leases for each location shall be executed. If the NRM Malvern facility is used by the Venture, common items such as utilities, etc. will be allocated between NRM’s steel processing operation and the Venture on a fair basis to be agreed upon by the parties.

2.2.4. Liabilities. The Venture will not assume any liabilities of either the National or the Armstrong Current Grid Business except those relating to compliance with purchase orders, sales orders, etc. being contributed to and accepted by the Venture as set forth above. Each contract assumed by the Venture shall be listed on, a schedule to be attached hereto.

2.3. Warranty Work. National and Armstrong shall be responsible for any warranty claims which may be made with respect to products sold by their respective Current Grid Business prior to the effective date of the Venture. However, the Venture agrees that it shall respond to and handle such warranty claims, provided that the party responsible for such claims shall pay the Venture its out of pocket costs, but not employee salaries or similar items, incurred in responding to such warranties.

2.4. Environmental Liabilities. With respect to facilities previously operated by a Member or its Affiliate, the Joint Venture shall be liable for any conditions, whether on or off site, resulting from the emission or discharge of regulated substances into the air or water or the use, storage, generation, disposal or release or threatened release of any hazardous substance, contaminant, chemical, or material defined as hazardous pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ¶ 9601 et sec., as amended, or the federal Resource Conservation and Recovery Act, 42 U.S.C. ¶ 9202 et sec., as amended, including petroleum and petroleum products, caused by operations of the Joint Venture on or after the Effective Date and shall indemnify, defend and hold harmless the Member Group from all costs related to investigation and remediation of any environmental conditions resulting therefrom. However, each Member Group shall retain liability, if any, for any environmental impairment which may exist with respect to any Member Group’s respective land and buildings prior to the Effective Date and any environmental conditions resulting from a Member Group’s operations whether on or off site, other than those caused by operations of the Joint Venture, on or after the Effective Date, and shall indemnify, defend and hold harmless the Joint Venture from all costs related to investigation and remediation of same.

ARTICLE 3

Financing The Venture

3.1. Capital Contributions of the Members.

3.1.1. Initial Capital Contributions. Upon the formation of the Joint Venture, each Member shall make an initial cash capital contribution to the Joint Venture as follows:

Partner	Initial Capital Contribution
AVI	$10,000
WVI	$10,000
Total	$20,000

3.1.2. Capital Contribution of Grid Business. In addition to the cash capital contributions set forth in Section 3.1.1, each Member shall contribute to the capital of the Joint Venture those assets of its Current Grid Business as set forth in Section 2.1. The parties shall reasonably agree upon the fair market value of the tangible assets of each Member’s Current Grid Business being contributed by such Member and such fair market value shall be credited to the respective Member’s Capital Account. The Inventory Equalization Contribution shall also be credited to the Capital Account of the Member making such payment.

3.1.3. Additional Capital Contributions. If the Members should at any time determine that the Joint Venture needs additional funds in order to continue to transact business, as provided in Section 3.3, the Members agree, to the extent practicable and economically feasible, that the funds shall be obtained through loans obtained by the Joint Venture. If the Joint Venture is unable to, or the Members mutually elect not to, borrow such additional funds, then each Member agrees to make additional cash capital contributions to the Joint Venture, in proportion to its Interest in the Venture, in order to provide the Venture with the necessary funds. If either Member should fail to make such additional capital contribution, then the other Member may, at its option, make on behalf of the non-contributing Member, another additional cash contribution in the non-contributing Member’s place and in an amount equal to that which the non-contributing Member was obligated but failed to make. In such event, the additional cash capital contribution shall be treated as a loan from the contributing Member to the non-contributing Member, and shall bear interest at the announced Prime Rate of Citibank plus 3% per annum (but not in excess of the maximum rate permitted by law) and shall be payable not later than 30 days following the date the additional cash contribution is made. Capital calls shall be made only upon mutual consent of the Members.

3.1.4. Capital Contributions to Pay Liabilities. The Members shall not be obligated by this Agreement to make any additional or other capital contributions to the Venture, other than as provided in Sections 3.1.1, 3.1.2 and 3.1.3 or except to the extent that either Member may be obligated to do so by a creditor of the Venture under applicable state partnership laws. Any sum paid by either Member to or on behalf of the Venture to the extent such Member was obligated to do so by a creditor of the Venture under applicable state partnership law shall be regarded and treated as a capital contribution to the Venture by the Member who made it and shall be credited to its Capital Account. No provision of this Section 3.1.4 shall be deemed to limit a Member’s right of contribution from the other Member to the extent that the Member is obligated to make an additional capital contribution to the Venture by a creditor of the Venture under applicable state partnership law.

3.1.5. Capital Account. A separate account entitled “Capital Account” shall be established and maintained for each Member on the books of account of the Joint Venture. Such Capital Account shall reflect all contributions and withdrawals of capital of such Member. No withdrawals shall be made from the Capital Account of a Member, except as may be authorized by the Board of Directors.

3.1.6. No Guaranteed Return on Capital. A Member shall not be entitled to be paid any interest or specified rate of return on its capital contributions or its Capital Account. The Venture shall not be obligated to repurchase or to redeem the interest of either Member, and the Member shall not have the right to withdraw or to demand a return of its capital contributions, whether in cash or in assets other than cash, except as specifically provided in the applicable provisions of this Agreement.

3.2. Members, Interest in the Venture. The Interest of each Member in the Venture for all purposes of this Agreement shall be its share of the Venture’s assets, liabilities and equities, its allocations of profit and loss and its distributions of cash or other assets which share shall be equal to the percentages specified as follows:

Member	Initial Interest in the Venture
AVI	50%
WVI	50%

3.3. Financing. The Members agree that, to the extent practicable and economically feasible, all funds required for the Joint Venture in excess of the initial capital contributions of the Members, shall be obtained by loans arranged for and obtained in the name of the Joint Venture. Both Members agree to use their best efforts to assist in obtaining such necessary financing. To the extent required by the financing institutions, the Members agree to guarantee, or cause their respective parents to guarantee, their proportionate share of any such financing on a “several” basis (i.e., so that neither Member (or their Affiliates) will be liable for the portion guaranteed by the other Member). Any necessary guarantees shall be furnished on terms reasonably satisfactory to the respective lenders and Members. In lieu of guarantees of loans from financial institutions, the Members shall have the option of making (or having their Affiliates make) direct loans to the Joint Venture. If one Member elects to make such a loan and the other secures financing for the Joint Venture from a financial institution, the interest rate payable to the lending Member shall equal the rate payable to the financial institution. If one Member’s guarantee cannot support an interest rate as low as the other, arrangements will be made so that the Member obtaining the higher rate will make up the difference in the two rates.

ARTICLE 4

Facilities

4.1. Selection of Sites. The Board of Directors will determine the location of the initial manufacturing facilities for the Joint Venture and any future Joint Venture facilities. Unless the Board otherwise determines, National’s plant in Malvern, Pennsylvania shall be one of the initial sites. The Members anticipate establishing shortly after the creation of the Joint Venture, a west coast manufacturing facility and a manufacturing facility to serve the European market. The timing for the start-up of such facilities shall be determined by the Board of Directors.

4.2. Existing Facilities.

4.2.1. Lease of Facilities. If any existing manufacturing facility of a Member Corporation is to be operated by the Joint Venture, the Joint Venture will lease (or sublease) such facility from the Member Corporation currently operating the facility at a fair market value to be negotiated between the parties. Any common items will be reasonably allocated. The lease or sublease of such facilities shall be documented through a lease or sublease reasonably negotiated between the parties.

4.2.2. Employees at Existing Facilities. Employment of the employees who work for either the Armstrong or the National Current Grid Business at existing facilities will be handled in accordance with Section 5.2.

4.2.3. Termination Costs. Armstrong shall be responsible for any costs relating to or arising from the closing of the Sparrow’s Point or Franklin Park facility, if such closing occurs within five years after the Effective Date (even if they are operated by the Joint Venture for some period of time), including without limitation, any termination costs related to employees at such facility; provided that if any such employees are transferred to other Joint Venture locations, the Joint Venture and not Armstrong shall be responsible for any expenses the employer may incur in relocating such employees.

4.3. New Facilities. The Board of Directors will determine the sites for any of the new Joint Venture facilities. The Board of Directors shall also determine the design, construction and equipping of such facilities, including any lease or contractual terms related thereto. The Board of Directors shall determine a budget for completing the construction, improvement and equipping of any new facilities including the purchase and installation of any new Machinery and Equipment (or the movement of any Machinery or Equipment contributed by either Member).

4.4. Contracts. All equipment and materials needed for the construction and equipping of the facilities for the Joint Venture may be contracted for in the name of the Joint Venture, Armstrong or National; provided, however, that any such equipment and material contracts entered into in the name of a Member Corporation shall be assigned to the Joint Venture or title to the equipment and materials transferred to the Joint Venture not later than delivery to the facility or promptly thereafter, and the Joint Venture shall, except as provided in Section 2.1.1 hereof, reimburse the Member Corporation for the actual amount paid by the Member Corporation for such materials and equipment under the terms of the contract governing such acquisition.

4.5. Existing Warehouses. The Venture will assume the leases and other costs for any existing NRM Grid warehouses and distribution facilities. The Board of Directors shall determine how and when to integrate or otherwise change the distribution operation for its business. The Joint Venture shall be responsible for the cost of closing any warehouse or distribution facility including, without limitation, costs relating to terminated employees.

4.6. Trucking. The Joint Venture shall enter into an agreement or arrangement with NRM Trucking Company pursuant to which NRM Trucking Company shall provide trucking services to the Joint Venture, in substantially the manner currently provided to National’s Current Grid Business, provided costs are reasonable in light of the service being provided and rates otherwise available, and provided any necessary regulatory authority is in place.

ARTICLE 5

Operation of the Joint Venture

5.1. Operating Management. The Board of Directors of the Joint Venture shall appoint a Chief Executive Officer. Until December 31, 1996, the Chief Executive Officer shall be nominated by WVI, subject to approval of the Board of Directors. Thereafter, the Board of Directors shall nominate and select the Chief Executive Officer. The Chief Executive Officer shall be responsible for the day to day operation of the Joint Venture. The Board of Directors shall also appoint such other officers as it deems appropriate.

The Management of the Joint Venture will be broken down into the following areas of responsibility unless otherwise determined by the Board of Directors:

(a) Manufacturing;

(b) Marketing, including product development, pricing, position and placement;

(c) Logistics; and

(d) Financial.

The Board of Directors may appoint separate individuals to be responsible for one or more of those areas, or the Chief Executive Officer can be directly responsible for any such areas. Any officers appointed for the Joint Venture shall report to the Chief Executive Officer, unless otherwise directed by the Board of Directors.

5.2. Employees

5.2.1. National Employees. If the Joint Venture elects to operate National’s grid facility in Malvern, Pennsylvania, the employees of National’s Current Grid Business at that facility will become employees of the Joint Venture, at a time selected by the Board of Directors. If the parties agree, there may be a phase-in period during which the employees of National’s Current Grid Business will remain National employees, but would be leased to the Joint Venture by National as provided in the National Support Agreement.

5.2.2. Armstrong Employees. The employees of the current Armstrong grid facilities will remain Armstrong employees for some period of time. If the Armstrong facilities are operated during such period of time, the Joint Venture will lease those employees from Armstrong as provided in the Armstrong Support Agreement. If the Joint Venture elects to operate the Armstrong facilities indefinitely as Joint Venture facilities, the employees of Armstrong who are furnished on a lease basis to the Joint Venture will eventually become employees of the Joint Venture, at a time selected by the Board of Directors. Notwithstanding anything to the contrary herein, Armstrong shall remain responsible for any termination costs related to any Franklin Park and/or Sparrow’s Point employees whose employment terminates within five years after the Effective Date (even if such facilities are operated by the Joint Venture for some period of time); provided that if any such employees are transferred to other Joint Venture facilities, the Joint Venture and not Armstrong shall be responsible for any expenses the employer may incur in relocating such employees.

5.2.3. Key employees. The Members agree that any Key Employees of National or Armstrong (or their Affiliates) which are transferred to and work for the Joint Venture shall be available to the Member Group (or their Affiliates) for whom they previously worked to be transferred back to the other operations of that Member Group (or their Affiliates); provided, however, that the timing of any such transfer will not be disruptive to the Joint Venture’s operations, appropriate replacements are available and the Venture has no other compelling reasons to object to such transfer.

5.3. Sales. The current intent of the Members is that the Grid produced by the Joint Venture will be sold for the Joint Venture by the Armstrong sales force which also sells Armstrong ceiling board. Such selling efforts shall be performed in accordance with a Sales Representation Agreement to be entered into between the Joint Venture and Armstrong, substantially in the form of Exhibit 5.3 hereto, pursuant to which Armstrong will have its sales force use all reasonable efforts to sell Grid. The above notwithstanding, the Joint Venture may employ such additional sales representatives or sales agents as the Board of Directors determines. Further, should the Board of Directors determine that its Grid can be sold in a more effective manner, it shall be entitled to amend or terminate its sales agreement with Armstrong in a manner which is fair and reasonable to both parties.

5.4. Steel Purchases. The Joint Venture agrees to provide NRM or its affiliated Worthington Steel Companies (collectively, “Worthington Steel”) the first right to supply the steel used at each Joint Venture facility for the production of its Grid, and the Joint Venture shall purchase from Worthington Steel such steel as to which Worthington elects. However, Worthington Steel may exercise its election under this provision only with respect to those items of steel as to which: (a) Worthington Steel is competitive in price, quality and other terms for prime steel with respect to such item or items; and (b) Worthington Steel (i) has a facility within a reasonable distance from the Grid facility, or (ii) can still provide similar service, delivery and pricing as steel suppliers which are close to the Grid facility. If Worthington Steel does not elect to supply any item of steel, or any portion thereof, or if Worthington Steel does not meet the provisions of the prior sentence as to any item of steel, then the Joint Venture shall be free to purchase from other parties, any such item, or the portion of such item, not being supplied by Worthington Steel. In setting the prices for any steel to be supplied by Worthington Steel, the parties shall consider the price that could be obtained from others to supply steel of the same quality and the same level of service, the absence of commissions, and the limited credit risk in selling to the Venture. Pricing for said steel will be set in good faith based upon fair market value for the type of steel product and services required. Purchasing arrangements will be reviewed by the Board of Directors every six months, or sooner if needed.

5.5. Costs. All costs of the Joint Venture, including amounts paid to the Members or their Affiliates pursuant to the contracts described herein, shall be paid by the Joint Venture.

5.6. Allocation and Distribution of Profits. Except as otherwise agreed by the Members, all profits and losses of the Joint Venture shall be allocated to each Member according to their respective Interests in the Venture.

5.7. Cash Distributions. Cash shall be distributed to the Members from the Venture in such amounts and at such times as the Board of Directors may determine. Each distribution of cash shall be made to the Members in proportion to their Interests in the Venture at the time of such distribution.

5.8. Investment of Funds. All cash of the Joint Venture shall, to the extent possible, be maintained in such interest bearing bank accounts (“sweep” account) in the name of, or for the benefit of, the Joint Venture or in such short term investments as the Joint Venture’s Board of Directors may determine from time to time. No Member shall be entitled to take an advance against anticipated future distributions or borrow funds from the Joint Venture without the approval of the Board of Directors. If at any time a Member so requests, all cash funds of the Joint Venture shall be kept solely in segregated accounts of the Joint Venture.

5.9. National Support Agreement. The Joint Venture shall enter into with National, the National Support Agreement, substantially in the form of Exhibit 5.9 hereto, pursuant to which National shall provide the Joint Venture certain administrative, support and operational services for a fee which shall be agreed upon between National and the Joint Venture.

5.10. Armstrong Support Agreement. The Joint Venture shall enter into with Armstrong, the Armstrong Support Agreement, substantially in the form of Exhibit 5.10 hereto, pursuant to which Armstrong shall provide the Joint Venture certain administrative, advertising, product development, technical, support and operational services for a fee which shall be agreed upon between Armstrong and the Joint Venture.

5.11. Other Contracts. The Joint Venture may enter into other contracts and agreements with either Member or its Affiliates which will include a reasonable profit or fee, but only with the prior consent of the Board of Directors. Any such agreement, including the Sales Representation Agreement, the National Support Agreement and the Armstrong Support Agreement, shall not be modified or amended or the terms thereof extended without the prior consent of the Board of Directors.

5.12. Assistance to the Joint Venture. Each Member agrees to use reasonable efforts to assist the Joint Venture in the conduct of its business and to communicate to the Board of Directors of the Joint Venture promptly all information, requests, and other matters relating to the affairs of the Joint Venture received by such Members.

5.13. Taxes. The Board of Directors shall appoint an appropriate person or entity to prepare and file any tax returns or other filings which may be appropriate for the Joint Venture.

5.14. Compliance with Lavs and Standards of Conduct. Each Member, for itself, its Affiliates and their directors, officers, agents, employees and other persons authorized to act in its or their behalf agrees that the business of the Joint Venture shall be conducted in conformity with all applicable laws, statutes, regulations, rules, policies, and orders as in effect from time to time.

ARTICLE 6

Management of the Joint Venture

6.1. Creation of Board of Directors. Subject to the terms and conditions of this Agreement, the overall management and supervision of the business of the Joint Venture shall be vested in a Board of Directors consisting of three persons appointed by AVI and three persons appointed by WVI. Each director shall serve at the pleasure of the Member appointing such director. All appointments and withdrawals of appointment shall be made by written notice to the other Member. Each Member may, but need not, designate an alternate director for each director (one alternate may represent more than one director) who shall represent the designated director if the designated director cannot attend the meeting. Action taken with approval of an alternate director shall be as valid as if taken with the approval of the designated director.

6.2. Voting.

6.2.1. General. Approval of matters within the scope of the Board of Directors shall require the affirmative vote of a majority of all authorized directors (i.e. four votes out of six). Directors may vote in person, by telephone, or by written proxy. Matters beyond the authority of the Board of Directors shall be brought to the Member’s attention for consideration.

6.2.2. Deadlock. It is expected that consensus of the Board of Directors will be the general rule. However, if the Board of Directors becomes deadlocked over any matter, then such controversy shall be addressed under the alternative dispute resolution provisions as provided in Article 13 hereof.

6.3. Meetings.

6.3.1. Time and Place. The Board of Directors shall meet at least quarterly (unless the Members or the Board of Directors otherwise determine) on such dates as the Board of Directors may agree in writing. Additional meetings shall be held at the written request of any director on five business days notice issued to all directors by the director requesting the meeting. Unless otherwise agreed by the Board, the meetings shall alternate between a location reasonably designated by the AVI directors and a location reasonably designated by the WVI directors.

6.3.2. Quorum. A quorum for all meetings of the Board of Directors shall be four directors represented in person or by proxy.

6.3.3. Telephone, Meetings and Consent Actions. Any director may participate in a meeting by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another. Any action of the Board of Directors may be taken without a meeting by formal written resolution if all directors sign the resolution.

6.4. Minutes. Minutes of all meetings of the Board of Directors shall be kept by such person as is designated by the Board, and copies of all Board of Directors minutes and other resolutions approved by the Board of Directors shall be given to each director.

6.5. Officers.

6.5.1. Chairman. The Members agree that one of the members of the Board of Directors shall be appointed Chairman of the Board of Directors to preside at the meetings of the Board of Directors. In the event that the Chief Executive Officer of the Joint Venture was an employee of either Member or one of its Affiliates at the time he was so appointed, then the Chairman shall be selected from the members of the Board of Directors appointed by the other Member. If the Chief Executive Officer of the Joint Venture was not an employee of either Member or their Affiliates when so appointed, then the Chairmanship shall alternate each year between a member of the Board of Directors designated by WVI and a member of the Board of Directors designated by AVI. The Chairman of the Board shall not be considered an officer of the Joint Venture.

6.5.2. Operating Officers. Until December 31, 1996, WVI shall nominate, subject to the approval of the Board of Directors, the Chief Executive Officer of the Joint Venture. Thereafter the Chief Executive Officer shall be nominated and appointed by the Board of Directors. The Chief Executive Officer shall be responsible for the day-to-day operation of the Joint Venture’s business. The Board of Directors shall also appoint such other officers or assistant officers as the Board of Directors deem appropriate in order to provide for the operating management of the Joint Venture.

6.6. Specific Powers of the Board of Directors. The Board of Directors shall have, without limitation, the specific power to:

(a) Add to or modify the type of product which the Joint Venture will process and/or the type of services to be performed;

(b) Establish and modify any schedules for construction, erection and/or installation of facilities and equipment;

(c) Review and approve, as applicable, annual operating expense, personnel and capital budgets and operating plans;

(d) Review operating results and operating performance forecasts;

(e) Approve all unbudgeted capital projects;

(f) Approve all agreements between the Joint Venture and a Member;

(g) Approve all agreements between the Joint Venture and third parties which have a value of more than Fifty Thousand Dollars ($50,000) or a duration of more than one year (or such other limits as may be set by the Board from time to time);

(h) Approve establishment and closure of all banking relationships;

(i) Approve all legal actions on behalf of, and review all legal actions against, the Joint Venture and approve conduct and any settlement of such actions;

(j) Approve insurance programs;

(k) Make decisions on matters of policy to be followed and elections to be made in connection with the taxes and tax returns of the Joint Venture;

(l) Authorize the hiring or other retention of and salaries, wages, benefits and other terms and conditions of employment of employees of the Joint Venture to the extent applicable;

(m) Approve the financial statements of the Joint Venture;

(n) Approve any indebtedness not incurred in the ordinary course of business of the Joint Venture;

(o) Make or assume suretyships, guaranties and/or similar liabilities for the Joint Venture; and

(p) Appoint, remove and replace the accounting firm for the Joint Venture.

The Board of Directors shall have the power by appropriate action taken by it, to delegate any of its powers to any other person or committee.

ARTICLE 7

Records and Accounts

7.1. Financial Records and Statements. The Joint Venture shall maintain books, records, and financial statements of the business and affairs of the Joint Venture and shall prepare for distribution to each Member monthly financial statements.

7.2. Fiscal Year. The fiscal year of the Joint Venture shall end on December 31. The books of account of the Joint Venture shall be closed and the accounts of the Members stated at the end of each fiscal year.

7.3. Independent Accountants. Upon written request of either Member, the Board of Directors shall appoint independent certified public accountants (which may be the same as the accountants retained in connection with the audit of the financial statements of a Member) to audit the books and records of the Joint Venture at the end of each fiscal year requested by the Member and certify to the Members as to the financial statements of the Joint Venture, and provide a full and complete report of the audit scope and audit findings.

7.4. Location of Accounts. The books, accounts and records of the Joint Venture shall be maintained at its principal office or such other location as the Board of Directors may determine.

7.5. Right to Inspect. Each Member shall have the right to inspect the books and records of the Joint Venture, directly or through its agents or representatives, at any reasonable time, to make copies thereof, and to cause a supplementary audit thereof at its own expense by certified public accountants of its choice. The Joint Venture shall also supply each Member with such additional financial and other information as the Member may reasonably request.

7.6. Accounting Disputes. AVI and WVI shall each designate an individual who shall be responsible for resolving any disputes as to accounting with respect to the Joint Venture. On failure of such individuals to reach agreement within a reasonable time, the dispute shall be submitted, at the request of either Member, to the public accounting firm which has been engaged to audit the books of the Joint Venture or if no accounting firm has been so engaged, then to a public accounting firm mutually agreeable to the Members. In such case the determination of the accounting firm shall be final and binding on the Members in all cases.

ARTICLE 8

Confidentiality and Restrictions on Use

8.1. Restrictions on Disclosure. Except with the prior written consent of the party having provided any Confidential Information, each Member and its Affiliates receiving Confidential Information shall:

(a) treat in strict confidence such Confidential Information and use reasonable efforts to ensure that its employees and others subject directly or indirectly to its control shall not reproduce, disclose or make available to any third party any of such Confidential Information;

(b) limit access to Confidential Information to such of its employees and representatives, including without limitation members of each Member’s outside law and accounting firms, as may be reasonably required in connection with the activities of the Joint Venture as contemplated by this Agreement; and

(c) not use such confidential Information for any purpose other than the activities of the Joint Venture as contemplated by this Agreement.

Without limiting the foregoing, each Member and its Affiliates specifically agree not to directly or indirectly use or disclose the confidential Information in any judicial or administrative proceeding, unless (i) served with compulsory process or otherwise required by law, or (ii) consented to by the other Member.

8.2. Exceptions. The obligations of each Member Group set forth in Section 8.1 shall not apply to Confidential Information which:

(a) is or becomes generally available to the public other than as a result of disclosure by the Member Group in whom the Confidential Information is confided;

(b) becomes available to the confidant Member Group on a non-confidential basis from a source other than the disclosing Member Group, and provided that such source has represented to the confidant Member Group (and which confidant Member Group has no reason to disbelieve after due inquiry) that it is entitled to disclose the Confidential Information; or

(c) was known to the confidant Member Group on a non-confidential basis prior to the disclosure thereof to the confidant Member Group by the disclosing Member Group.

8.3. Return of Confidential Information. All Confidential Information furnished by any Member Group to the other Member Group shall be returned by such other Member Group to the disclosing Member Group immediately upon a request of the disclosing Member Group. The confidentiality obligations and restrictions on use contained in this Article 8 shall survive this Agreement.

8.4. Nondisclosure of Terms of Agreement. Each Member (an behalf of itself and its Affiliates) agrees that its Member Group shall not disclose the terms of this Agreement without the consent of the other Member Group, except to the extent as may be determined by counsel to be required by law or governmental regulation or in connection with any judicial proceeding or arbitration; provided, however, that each Member Group may disclose the terms of this Agreement: (i) to its Affiliates, directors, officers and employees, (ii) to its legal, insurance, accounting, investment bankers or other advisors in the ordinary course of the Member Group’s business; (iii) where such disclosures are reasonably required in the conduct of a Member Group’s business, subject to appropriate agreements of nondisclosure; or (iv) where such disclosures are inadvertent, provided such Member Group has exercised the same degree of care to avoid such disclosure as it takes to protect its own similar proprietary business information.

ARTICLE 9

Representations and Warranties of Members.

9.1. Representations and Warranties of the Members. In addition to the representations and warranties made elsewhere in this Agreement, each Member represents and warrants to the other, with respect to the Member corporations in its Member Group, that:

(a) Each Member Corporation is duly incorporated and in good standing in the jurisdiction of its incorporation, has full power and authority to enter into and perform its obligations under this Agreement and the Related Agreements (to which it is a party), and has the requisite approval of its Board of Directors to enter into this Agreement and the Related Agreements (to which it is a party) and to consummate the transactions contemplated hereby and thereby;

(b) This Agreement and the Related Agreements are valid, binding, and enforceable obligations of the Member Corporations which have executed such agreements, in accordance with their terms (except that the enforceability of such Member Corporation’s obligations thereunder is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law or in arbitration);

(c) The execution and delivery of this Agreement and the Related Agreements by each such Member Corporation which has executed such agreements, and the consummation of the transactions contemplated thereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement, indenture, or other instrument to which such Member Corporation is a party or by which such Member Corporation is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator applicable to such Member Corporation, any law, rule or regulation applicable to such Member Corporation, or their respective incorporation documents;

(d) All material consents, approvals, authorizations, and other requirements prescribed fay any law, rule, or regulation that must be obtained or satisfied by such Member Corporation and are necessary for such Member Corporation’s execution and delivery of this Agreement and the Related Agreements or the performance of the terms thereof have been obtained and satisfied;

(e) No broker, finder, or agent has acted on such Member Group’s behalf in connection with this Agreement or the transactions contemplated hereby; and

(f) No agreement or arrangement has been entered into by the Member Group with any third party granting to such third party any rights with respect to the Joint Venture or any interest in the Joint Venture or its Current Grid Business.

ARTICLE 10

Restrictions on Transfer

10.1. Restrictions on Transfer of Interest. Neither Member, without the prior written consent of the other, may sell, assign or otherwise transfer its interest in the Joint Venture in whole or in part to any other person, provided, however, that the Members agree not to unreasonably withhold their consent to a transfer to an Affiliate of the transferring party.

10.2. Consent. Notwithstanding any other provision of this Agreement, or the general partnership law, no sale, transfer or assignment of any portion of a Member’s interest in the Joint Venture which is consented to by the other Member shall be deemed to be an event which would dissolve the Joint Venture, except to the extent required by Section 708(b) of the Internal Revenue Code.

ARTICLE 11

Dissolution and Buy-Out

11.1. Events of Dissolution

11.1.1. General Dissolution. The Joint Venture will be dissolved upon the mutual written agreement of the Members that the Joint Venture be terminated and the term of the Agreement ended.

11.1.2. Elective Dissolution – Cessation of Business. The Joint Venture may be dissolved, at the election of a Member as follows:

(a) Either Member may elect to dissolve the Joint Venture upon the occurrence of any event or the existence of any condition beyond the reasonable control of the Members which prevents the Joint Venture from producing and/or selling commercially acceptable products consistent with the purpose of the Joint Venture or the Joint Venture is otherwise unable to carry out its purpose, and such event or condition cannot be corrected within a reasonable time, at a reasonable expense.

(b) Either Member may elect to dissolve the Joint Venture upon expiration of the initial 10 year term, any extended term or such other term as agreed upon by the Members. Such election to dissolve must be made at least six months before the end of such term.

(c) Either Member may elect to dissolve the Joint Venture if the Joint Venture fails to attain the Financial Target (as defined below) for any fiscal year. Such election to dissolve must be made within 90 days after the financial statements for the Joint Venture’s fiscal year are furnished to such Member. The Financial Target is defined to be as follows:

Fiscal Year	Annual Return
1992 and 1993	N/A
1994 and 1995	10%
1996 and beyond	15%

The “annual return” shall mean the Venture’s return on total assets before interest and income taxes for the applicable fiscal year and shall be calculated as: (a) the Venture’s net income plus interest expense (less interest income) plus income tax, divided by (b) the average of the amount of total assets for the Venture at the end of each month during the fiscal year in question. All such calculations shall be in accordance with generally accepted accounting principles as applied by the Joint Venture.

The Members shall meet at the end of each fiscal year and review the Financial Target; provided however, that unanimous consent of the Members shall be required in order to change the Financial Target.

11.1.3. Default Dissolution. The non-defaulting Member may elect to terminate and dissolve the Joint Venture in the event of a default, as specified below, by the other Member. The occurrence of any of the following events shall constitute a default by a Member:

(a) A Member shall have defaulted in its obligation to make any capital contribution or to support financial commitments as required in Articles 2 and 3 hereof and such default shall continue to exist for a period of 30 days after the other Member gives such defaulting Member notice of such default.

(b) A Member or its Affiliate shall materially default in the observance or performance of any material agreement, covenant, or condition contained in this Agreement or in any material agreement with or relating to the Joint Venture and such default shall continue to exist for a period of 30 days after the other Member or the Joint Venture gives such defaulting Member or its Affiliate written notice of such Default;

(c) A representation or warranty made by the Member herein or in any Related Agreement (or in any certificate or financial or other statement furnished by such Member to the other in connection therewith) or by the Member’s Affiliate in connection with the Agreement or any Related Agreement shall prove to be false or misleading in any material respect;

(d) There is an entry of an order for relief or the institution of any proceedings of any nature under the laws of the United States or any state or any foreign country for relief of debtors wherein an Affiliated Member Corporation (or any parent thereof) is seeking relief as debtor; there is an appointment of a receiver, trustee, custodian or like officer for all or substantially all of the business or assets of such Affiliated Member Corporation (or any parent thereof) on the grounds of insolvency and either the Affiliated Member Corporation (or any parent thereof) has consented to such appointment, or such Affiliated Member Corporation (or any parent thereof) has failed to vacate or otherwise cause said appointment to be set aside within 60 days; or there is the institution against such Affiliated Member Corporation (or any parent thereof) of a proceeding under the Federal bankruptcy act or any law of the United States or other jurisdiction now in existence or hereinafter enacted having the same general purpose which proceeding is not dismissed or discharged within 60 days after the institution thereof.

11.1.4. Worthington Change in Control. AVI may elect to terminate the Joint Venture if: (a)(i) any Person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) , excluding the members of the current executive management of Worthington Industries, Inc., and their Relatives and Affiliates, shall acquire (whether by purchase, merger, consolidation or otherwise) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the voting securities of Worthington Industries, Inc. or (ii) Worthington Industries, Inc. shall sell all or substantially all of its assets to Person owned by any such Person or group of persons, (iii) WVI shall cease to be an Affiliate of Worthington Industries, Inc.; and (b) AVI reasonably determines that the action referred to in clause (a) of this Section 11.1.4 would be adverse to its interest.

11.1.5. Armstrong Change in Control. WVI may elect to terminate the Joint Venture if: (a)(i) any Person or group of persons (within the meaning of Section 13 or 14 of the “Exchange Act”), excluding the members of the current executive management of AWI and their Relatives and Affiliates, shall acquire (whether by purchase, merger, consolidation or otherwise) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the voting securities of AWI or (ii) AWI shall sell all or substantially all of its assets to any Person owned by any such Person or group of persons or (iii) AVI shall cease to be an Affiliate of AWI; and (b) WVI reasonably determines that the action referred to in clause (a) of this Section 11.1.5 would be adverse to its interest.

11.1.6. Election to Terminate. An election to terminate the Joint Venture pursuant to Section 11.1.4 or 11.1.5 must be made within 90 days after the Member which has the election is given all relevant facts concerning the change in control by the other Member.

11.2. Notice of Dissolution. If a Member is entitled to dissolve the Joint Venture, it may do so by giving notice to the other Member, in writing, that it is electing to dissolve the Joint Venture.

11.3. Winding Up. If the Joint Venture is to be dissolved, then the Members shall proceed jointly to wind up the affairs of the Joint Venture; provided, however, that if the dissolution is occurring pursuant to Section 11.1.3, then the non-defaulting Member may unilaterally wind up the affairs of the Joint Venture if it so Chooses.

11.4. Liquidation of Assets.

11.4.1. Manner of Liquidation. If, in winding up the affairs of the Joint Venture, no election is made, pursuant to Section 11.5 below, by either Member to continue conducting the business of the Joint Venture, then the Members shall attempt to sell the business of the Joint Venture to a third party. If an acceptable buyer cannot be found within a reasonable time, the Joint Venture shall be liquidated. The assets of the Joint Venture, including proceeds of sale, shall be applied in the following order:

(a) To payment of the expenses of the sale or liquidation;

(b) To payment (or creation of reserves for payment) of the debts and liabilities of the Joint Venture, first to non-members and then to Members for services, advances or otherwise;

(c) To payment to each Member of its share of profits which have been accumulated and not previously paid out;

(d) To payment to each Member of the amounts outstanding to its credit with respect to its Capital Account; and

(e) T0 divide the surplus, if any, in proportion to the interest of each Member in the Joint Venture.

The liquidation of the assets and discharge of liabilities shall occur over a reasonable time so as to enable the Members to minimize the normal losses attendant upon a liquidation. Each Member immediately shall pay to the Joint Venture all amounts owing to the Joint Venture, together with its proportionate share of all contributions required by law to be paid by the Members for the payment of liabilities of the Joint Venture.

11.4.2. Accounting on Liquidation. If the Joint Venture is liquidated, each Member shall be furnished with a statement (which shall, at the option of either Member, be certified by the independent auditor who, if not already appointed, shall be appointed by mutual agreement of the Members of the Joint Venture), which shall set forth the assets and liabilities of the Joint Venture and the status of the Capital Accounts of the Members as of the date of the completed liquidation, taking into account distributions and payments as provided in Section 11.4.1 hereinabove, the allocation of all gain or loss realized by the Joint Venture on the liquidation of property and assets of the Joint Venture, and the allocation of any tax benefits. Notwithstanding the foregoing provisions, upon the dissolution, liquidation and termination of the Joint Venture, if either Member has a negative Capital Account, then it shall make a capital contribution to the Joint Venture, either to pay creditors of the Joint Venture or to distribute to the other Member, of an amount of money equal to the amount of the negative balance in such Member’s Capital Account in order to restore such Capital Account balance to zero. Such capital contribution shall be made within 90 days after the liquidation of the Joint Venture.

11.4.3. Payment of Costs. The Joint Venture will pay all costs incurred in the sale or other disposition of its assets upon liquidation and any other expenses incurred in the liquidation and dissolution.

11.4.4. Purchase by a Member Group. If either Member or an Affiliate thereof buys the business of the Joint Venture as part of a sale or other disposition of assets upon liquidation, the price to be paid for the business shall in all events be calculated as if the purchase were being made as a buy-out under Section 11.5.1, 11.5.2 or 11.5.3, whichever may be applicable, and such Member (or its Affiliate) must pay fair market value (or 85% in cases of default) for the business.

11.5. Buy-Out-Procedures.

11.5.1. Buy-Out on Default. If an election is made by a Member to terminate the Joint Venture pursuant to Section 11.1.3 above, that Member may also elect, by written notice given within ninety (90) days of the date of the election to terminate, to continue the business of the Joint Venture. In such event the electing Member shall purchase the other Member’s interest in the Joint Venture for an amount equal to eighty-five percent (85%) of the fair market value of the other Member’s interest.

11.5.2. Buy-Out on Elective Dissolution, If an election is made by a Member (the “Terminating Member”) to terminate the Joint Venture pursuant to Section 11.1.2, the other Member may elect, by written notice given within 90 days of the date of the election to terminate, to continue the business of the Joint Venture. In such event, the acquiring Member shall purchase the Terminating Member’s interest in the Joint Venture for an amount equal to one hundred percent (100%) of the fair market value of the Terminating Member’s interest.

11.5.3. Buy-Out on Mutual Agreement. If the Joint Venture is terminated pursuant to Paragraph 11.1.1 above, either Member may elect, by written notice given within ninety (90) days of the date of termination, to continue conducting the business of the Joint Venture. Unless the Members otherwise agree, the acquiring Member shall purchase the Terminating Member’s interest in the Joint Venture for an amount, equal to one hundred percent (100%) of the fair market value of the Terminating Member’s interest.

11.5.4. Fair Market Value – Mutual Agreement. In case of elections under Section 11.5.1, 11.5.2 or 11.5.3, hereinabove, the Members shall use their best efforts to agree as to the fair market value of the Joint Venture. If the Members fail to agree on such fair market value within sixty (60) days following the election by a Member to continue the Joint Venture, fair market value shall be determined pursuant to Section 11.5.5.

11.5.5. Fair Market Value – Third Party Determination. (a) If the Members cannot agree upon the fair market value for the business of the Joint Venture, then an investment banker shall be retained by the Members to make such determination. All fees payable to the investment banker shall be split according to the Members’ interest in the Venture,

(b) The Members shall maintain a list of investment bankers which both Members reasonably agree are acceptable to provide an accurate and fair calculation of the fair market value of the business. If it is necessary to select an investment hanker to determine fair market value, the Members shall meet and attempt to agree upon the investment banker to be used. If the Members cannot agree upon the investment banker, then the investment banker shall be chosen by lot from the list of investment bankers maintained by the Members. The above notwithstanding, unless both Members agree after full disclosure, in no event shall the investment banker to be selected either (i) be currently performing services for one of the Members or its Affiliates other than of a nominal nature; or (ii) have, during the five years prior to the calculation of Fair Market Value, received fees in the aggregate amount of $100,000 or more from the Member or its Affiliates.

(c) Once the investment banker has been selected, it will determine what it believes to be the fair market value of the business of the Joint Venture using whatever method or methods it deems appropriate. The value determined by the investment banker shall be referred to as the “IB Value”.

(d) The fair market value of the business of the Joint Venture shall then be calculated according to the following:

(i) If the IB Value and the Formula Value (as defined below) are within a range of plus or minus 10%, the greater of the IB Value or the Formula Value shall be deemed to be the fair market value of the Business,

(ii) If the range between the IB Value and the Formula Value is greater than plus or minus 10%, then a second investment banker shall be chosen by the Members pursuant to the procedures set forth in paragraphs (a) and (b) above to review the work of the first investment banker and to make its own determination of the Fair Market Value of the Business. If the second IB Value is within plus or minus 10% of the first IB Value, the average of the two IB Values shall be deemed the Fair Market Value of the Business. If the second IB Value is greater than plus or minus 10% of the first IB Value, then a third investment banker shall be selected according to the procedures set forth in paragraph (b) above, and the middle of the three IB Values shall be deemed to be the Fair Market Value of the Business.

(e) The “Formula Value” of the Business shall mean the value of the business calculated in accordance with the valuation model set forth as Exhibit 11.5.5 hereto.

11.5.6. All Relevant Factors. In determining fair market value of the business Joint Venture, the investment banker shall take into account all relevant factors. Each Member may supply the investment banker a list of or information on those factors which the Member believes might add to or detract from the fair market value of the business of the Joint Venture as it will be continued by the Member who has made such election to continue.

11.6. Operations Pending Liquidation/Buy-Out. Each Member shall continue to use best efforts to operate the Joint Venture as a going business until liquidation or buy-out.

11.7. Continuing Sales Representation. If a party other than an Armstrong Member Corporation is to continue to operate the business of the Joint Venture, Armstrong agrees to continue to sell Grid for such entity pursuant to the Sales Representation Agreement, at the fee arrangement last in place, for a minimum period of time after termination of the Joint Venture, if such entity requests. Such minimum period shall be (i) three years if WVI continues the business and (ii) one year if a third party continues the business. In addition, Armstrong agrees to transfer or otherwise make available to the Joint Venture, whenever the sales representation by Armstrong is to end (whether at the end of the minimum period or before such time) a sufficient number of sales employees who had been selling Grid so as to provide reasonable coverage of the accounts being sold and the territories where the Joint Venture’s Grid is being sold. The parties acknowledge that customer lists, contracts, advertising and marketing information, and similar items are property of the Joint Venture.

11.8. Transition Period. In the event there is a termination of the Joint Venture and either of the Members will continue the business of the Joint Venture, the party who will not be continuing the business of the Joint Venture agrees to continue providing services it had otherwise provided to the Joint Venture for a period not to exceed six months (or such longer period of time as may be provided elsewhere in this Agreement or in Related Agreements) as may be necessary in order to permit a smooth transition.

11.9. Necessary Approvals. The provisions as to liquidation of the Joint Venture and the purchase of the business of the Joint Venture shall be subject to any necessary governmental approvals, and the Members shall agree upon such reasonable extensions of time with respect to such provisions as may be reasonably necessary in order to obtain any such approvals.

11.10. Termination or Dissolution Prior to Effective Date. In the event the Joint Venture Agreement is terminated prior to the Effective Date, then neither Member shall contribute their Current Grid Business to the Joint Venture and each Member shall have refunded to it any cash contribution made to the Joint Venture. In such a case, the liquidation and buy-out provisions contained in Sections 11.4 and 11.5 hereof shall not be applicable, it being intended that each party will retain its own Current Grid Business.

ARTICLE 12

Relationship between the Members and the Venture

12.1. Competition.

12.1.1. Acknowledgement of Business Situation. Each Member acknowledges that it and its Affiliates now are and/or hereinafter may be engaged in other businesses. The Members agree that neither Member shall be required to bring any business opportunities to the attention of the other Member or the Joint Venture, provided, however, that the Members must bring any business opportunities relating to the production and sale of Grid to the attention of the Joint Venture.

12.1.2. Non-Competition in Grid. Each Member, on behalf of itself and its Affiliates, expressly agrees that it, and they, will not compete with the Joint Venture in the production or sale of Grid anywhere in the World, inasmuch as it is the specific intent of the Members and their Affiliates that this Joint Venture shall be the sole vehicle for their production and sale of Grid throughout the World. The non-competition restrictions set forth in this Section shall apply to the Members and their Affiliates until such time as the Joint Venture is dissolved, and, if the business of the Joint Venture is continued by either Member Group or a third party, for a period of five years after the dissolution of the Joint Venture (or, if shorter, until such business is discontinued).

12.1.3. European Business. It is the current intention of the Members to construct, equip, acquire and/or otherwise obtain or have available a facility which will manufacture Grid for the European market and to make a commitment to proceed therewith within 24 months from the Effective Date. Based upon this intention, it has been agreed that AVI will contribute Armstrong’s European Grid business to the Joint Venture at the Effective Date. If WVI fails to commit its share of the necessary capital, within 24 months from the Effective Date, in order to permit the Joint Venture to construct, equip, acquire, or otherwise obtain or have available a manufacturing facility to supply grid to the European market, then it is agreed that the Grid business being conducted by the Joint Venture in Europe will cease to be part of the Joint Venture and will be returned to Armstrong. In such event, after the European business is returned to Armstrong, Armstrong shall be free to manufacture and sell grid in Europe (but such Grid shall only be sold in Europe), for its own account and not as part of the Joint Venture. If the European Grid business is returned to Armstrong in accordance with the foregoing, then the parties agree that any profits or losses which have been incurred by the Joint Venture from the European business from the Effective Date until the time such business is returned to Armstrong, shall be for the account of Armstrong. In order to accomplish this, the Joint Venture shall pay to AVI the aggregate net profit on the European Grid business during such time, or if there is a net loss, AVI shall pay to the Joint Venture the amount of the aggregate net loss on the European Grid business during such time. In the event Armstrong has not acquired or otherwise obtained a manufacturing facility to serve the European market after the European Grid business is returned to it, the European business of Armstrong shall be returned to the Joint Venture at such time as the Joint Venture constructs, equips, acquires or otherwise obtains or has available a manufacturing facility to produce Grid for Europe.

12.1.4. Dealing with Joint Venture. Nothing in this Agreement shall be construed to prevent a Member, or its Affiliates, or any entity in which a Member or its Affiliates shall have an interest, from dealing with the Joint Venture in good faith as vendor, customer or, otherwise in a manner not specifically covered by this Agreement, provided the Member or entity shall have given notice of such interest to the Board of Directors and the Board of Directors has approved or ratified such dealing.

12.2. Relation to General Partnership Law. To the extent the provisions of this Agreement are inconsistent with the General Partnership Law as it relates to the Joint Venture, the provisions of this Agreement shall apply. In particular, but not in limitation of the foregoing, the Members agree that neither Member shall be required to bring any business opportunities to the attention of the other Member, except as provided in Section 12.1.1.

12.3. Members’ Actions. No Member shall do anything whereby the capital or the property of the Joint Venture may be attached, taken in execution, or otherwise impaired, and each Member punctually shall pay its separate debts and indemnify the other Member against any losses or damages incurred as a result of separate debts of the Member. Any expenses incurred by the Joint Venture in defending or meeting obligations of an individual Member shall be chargeable to that individual Member.

12.4. Limitation on Member’s and Director’s Authority.

12.4.1. Except as specifically authorized herein or in an agreement executed concurrently herewith, neither Member nor any Director shall have any authority to act, and neither Member nor any Director shall act or hold itself out as having authority: (a) to act as agent of the Joint Venture in any matter; or (b) to convey any interest in any property of any kind, without regard to who holds title thereto, which is used in the conduct of the Joint Venture, in either case unless the Board of Directors delegates specific authority to the Member or Director to act as agent for the Joint Venture in the particular matter.

12.4.2. Unless otherwise provided herein or in an agreement executed concurrently herewith, no Member or Director, without the prior written consent of the Board of Directors, shall draw, accept or endorse any bill of exchange or promissory note on account of the Joint Venture, compromise any claim of the Joint Venture, for any reason, or confess judgment against the Joint Venture,

12.5. Use of Name. Neither Member shall have the right to use the name of the Joint Venture or any similar variation of such name in connection with any product, service or business without the written consent of the other Member.

12.6. Enforcement. A Member shall be entitled to enforce any rights of the Joint Venture against the other Member (or an Affiliate thereof) without the consent of such other Member.

ARTICLE 13

Dispute Resolution

13.1. Initial Procedure. Any, claim, dispute, difference or controversy arising out of or relative to this Agreement or the operation of the Joint Venture which cannot be settled by mutual understanding between the parties, shall be initially submitted to a member of the Executive Committee of AWI, or his delegate, on behalf of AVI and a member of the Executive Committee of Worthington Industries, Inc. or his delegate, on behalf of WVI. The said persons shall promptly meet and use their best efforts to resolve the claim, dispute, difference or controversy. Such persons shall also determine whether or not they wish to retain the services of an independent mediator to assist in resolving such dispute.

13.2. Formal Dispute Resolution. Should said claim, dispute, difference or controversy not be resolved, as above provided, within thirty (30) days of submission to the named persons, at the written request of either party, the said claim, dispute, difference or controversy shall be submitted to Arbitration in accordance with the procedures set forth in Exhibit 13.2.

ARTICLE 14

Definitions

14.1. Definitions. As used in this Agreement, the following terms shall have the meanings specified:

“Affiliate” means a person or entity who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

“Armstrong” shall mean AWI and AVI collectively or individually as the case and context may dictate.

“AVI” shall mean Armstrong Ventures, Inc., a Delaware corporation, and its successors and assigns permitted pursuant to this Agreement.

“AWI” shall mean Armstrong World Industries, Inc., a Pennsylvania corporation, and its successors and assigns.

“Board of Directors” means the Board of Directors of the Joint Venture.

“Business” shall mean the business of the Joint Venture,

“Confidential Information” means any proprietary information, technical data or other know-how or information, prior to or subsequent to the date of this Agreement, has been or may be disclosed by a party hereto ,or any of its Affiliates, directly or indirectly, to the other party hereto (a) in writing and identified in writing as being confidential at the time of or prior to such disclosure or (b) orally and identified at the time of disclosure as confidential and promptly thereafter identified and described in writing as confidential or (c) is such that the other party should reasonably know is confidential even without such identification; and all records and accounts contemplated by Article 7 herein.

“Current Grid Business” shall mean; (a) With respect to WVI, the business of manufacturing and/or selling Grid currently being performed by National anywhere in the World; provided that no manufacturing process which occurs prior to the forming process shall be considered part of NRM’s Current Grid Business. In particular, without limitation, the processes used to anneal, paint, coat, slit and roll steel are part of NRM’s steel processing business and are not part of its current Grid Business; and (b) with respect to AVI, the business of manufacturing and/or selling Grid currently being performed by Armstrong anywhere in the world.

“Effective Date” shall mean June 1, 1992.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fixtures” shall mean fixtures relating to the building and shall exclude trade fixtures relating to the manufacture of the Grid.

“Furniture” shall mean normal office furniture and office equipment.

“Grid” shall mean grid (whether made of metal, plastic, fiberglass or other material) for suspended ceilings, including related items such as clips and hanger attachments.

“Grid Business” shall mean the business of manufacturing and selling Grid.

“Indebtedness” means indebtedness for borrowed money.

“Joint Venture” or “Venture” means the business relationship between AVI and WVI, the terms and conditions of which are set forth in this Agreement, including but not limited to the formation and operation of the Joint Venture.

“Machinery and Equipment” shall mean the machinery and equipment used in the Grid Business, including trade fixtures, tools and dies.

“Member corporation” shall mean a corporation in the Member Group.

“Member Group” means Armstrong and National collectively or individually as the case and context require.

“Members” means AVI and WVI, and their respective successors and assigns, collectively or AVI and WVI individually, as the case and context may dictate.

“National” shall mean WVI and NRM, collectively or individually, as the case and context may dictate.

“NRM” shall mean National Rolling Mills, Incorporated, an Ohio corporation, its successors and assigns.

“Related Agreements” shall mean (a) with respect to Armstrong, the Supplemental Agreement, the License Agreement, the Armstrong Support Agreement, and the Sales Representative Agreement and (b) with respect to National, the National support Agreement and the Supplemental Agreement.

“Relatives and Affiliate” shall mean, with respect to any individual, his spouse, children, grandchildren, parents and siblings and any entity controlled by such individual.

“Supplemental Agreement” shall mean the Agreement, dated the date hereof and executed in connection herewith, among the Joint Venture, AWI, AVI, WVI and NRM.

“Trademarks and Patents” shall mean trademarks, trade names, copyrights, service marks, label filings and patents.

“WVI” shall mean Worthington Ventures, Inc., a Delaware corporation, its successors and assigns permitted and agreed to pursuant to this Agreement.

14.2. Terms Defined Elsewhere. All of the following terms are defined elsewhere in this Agreement.

Armstrong Support Agreement – Section 5.10

Formula Value – Section 11.5.5(e)

IB Value – Section 11.5.5(c)

Inventory Equalization Contribution – Section 2.1.2

License Agreement – Section 2.1.3

Maximum Commitment – Section 3.4

National Support Agreement – Section 5.8

Sales Representation Agreement – Section 5.3

ARTICLE 15

Indemnification

15.1. Indemnification. Each Member expressly disclaims any liability for the acts of the other Member unless such acts have been expressly authorized by this Joint Venture Agreement or related agreements or by the Board of Directors, and, with respect to any such unauthorized acts, each Member hereby indemnifies and holds harmless the other Member and the Joint Venture from any and all claims, demands, losses or damages arising from such unauthorized acts of the indemnifying party, including the providing of a legal defense to any such claims or demands, together with all expenses incurred in such defense.

ARTICLE 16

Miscellaneous Provisions

16.1. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and delivered by hand or mail, postage paid, or by FAX at the respective addresses and telephone numbers of the parties as follows:

If to AVI:	Armstrong Ventures, Inc. P.O. BOX 3001 313 West Liberty Street Lancaster, PA 17604 Attention: President Fax NO.: 717/396-3304

Copy to:	Armstrong World Industries, Inc. P. O. Box 3001 313 West Liberty Street Lancaster, PA 17604 Attention: General Counsel FAX No.: 717/396-2983

If to WVI:	Worthington Ventures, Inc. 1205 Dearborn Drive Columbus, Ohio 43085 Attention: President FAX No. : 614/438-3256

Copy to:	Worthington Industries, Inc. 1205 Dearborn Drive Columbus, Ohio 4308516.8 Attention: General Counsel FAX No.: 614/438-3136

The effective date of any notice, demand, request or other communication shall be deemed to be the date of delivery or deposit thereof. Any party hereto may change its address for purposes hereof by notice to the others as provided in this Section 16.1.

16.2. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

16.3. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

16.4. Publicity. Each Member Group agrees that press releases and other announcements to be made by the Joint Venture or a Member Group with respect to transactions contemplated hereby shall be subject to mutual agreement and prior consent.

16.5. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.6. Assignability. This Agreement, and all rights and obligations hereunder, are personal to the parties and shall not be assigned by any of them voluntarily or by operation of law without the prior written consent thereto by the other parties hereto. No assignment shall become effective until the prospective transferee has executed and delivered to the Joint Venture an undertaking satisfactory to counsel for the other parties in which the transferee agrees to be bound by the terms of this Agreement and all related agreements as may be appropriate.

16.7. No Waiver. A failure by any party to assert its rights under this Agreement shall not be deemed a waiver of such rights, nor shall any waiver be implied from any act or omission. No waiver by a party with respect to any right shall extend its effect to any subsequent breach of the terms hereof of like or different kind unless such waiver explicitly provides otherwise.

16.8. Amendments. This Agreement may be altered, modified, or amended only by a written instrument duly executed by each of the Members.

16.9. Complete Agreement. This Agreement, the Exhibits hereto, and the agreements and other documents to be delivered in connection herewith, contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all previous understandings, negotiations, commitments, oral and written.

16.10. Responsibility for Breach by Affiliates. Each Member shall be responsible for and liable for any breach of the provisions of this Agreement or any agreement executed in connection herewith by its Affiliates, and any such breach by a Member’s Affiliate shall be considered a breach of this Agreement by such Member.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the date set forth above.

ARMSTRONG VENTURES, INC.

By:	/s/ Henry A. Bradshaw
Henry A. Bradshaw, Vice President

WORTHINGTON VENTURES, INC.

By:	/s/ Joseph H. Stegmayer
Joseph H. Stegmayer, Vice President